Exhibit 99.1

Fate Therapeutics Reports Third Quarter 2015 Financial Results

Pluripotent Cell Platform for Generating Off-the-Shelf Cancer Immunotherapies to be Presented at ASH 2015 Annual Meeting

First-in-Human Clinical Trial of PROTMUNE™ to Prevent Acute GvHD and Severe Infections Planned for 2016

Reached 70% of Target Enrollment for PROHEMA® PUMA Study

San Diego, CA — November 3, 2015 — Fate Therapeutics, Inc. (NASDAQ: FATE), a biopharmaceutical company dedicated to the development of programmed cellular immunotherapeutics for the treatment of cancer and immune disorders, today reported business highlights and financial results for the third quarter ended September 30, 2015.

“We have firmly established a leadership position in a unique and broadly applicable strategy for cancer immunotherapy — the production of T cells and NK cells from pluripotent cells, bringing an off-the-shelf approach to the field of cell-based immunotherapies,” said Scott Wolchko, Chief Operating and Financial Officer of Fate Therapeutics. “Additionally, our clinical experience with PROHEMA, preclinical studies with PROTMUNE and research collaborations with Juno Therapeutics and the University of Minnesota all provide compelling support that the administration of programmed immune cells to patients fighting cancer will serve as a cornerstone treatment paradigm.”

Recent Highlights & Upcoming Milestones

•                  Off-the-Shelf Cancer Immunotherapy Strategy to be Presented at ASH 2015 Annual Meeting. The Company’s patent-protected pluripotent cell platform combines genetic engineering of pluripotent cells with rapid and efficient generation of immune cells, enabling production of off-the-shelf engineered T- and NK-cell-based therapeutics without requiring patient-sourced cells. Fate plans to present its novel strategy for developing off-the-shelf cancer immunotherapies using its pluripotent cell platform during two poster sessions at the American Society of Hematology (ASH) 2015 Annual Meeting.

•                  NK-Cell Cancer Immunotherapeutic Undergoing Preclinical Development. In July 2015, Fate entered into a collaboration with the University of Minnesota to enable clinical development of a novel population of “adaptive” NK cells, which exhibit prolonged persistence and enhanced anti-tumor activity mediated through CD16 signaling in preclinical studies. The Company’s development strategy seeks to use “adaptive” NK cells in combination with solid tumor-targeting antibodies to induce potent killing of cancer cells.

•                  PROTMUNE IND Filing Planned. The Company expects to initiate a first-in-human clinical trial in 2016 to investigate the potential of PROTMUNE to prevent the life-threatening complications of acute graft-versus-host disease (GvHD) and severe infections in patients undergoing mobilized peripheral blood (mPB) transplantation. During an ASH 2015 Annual Meeting poster session, Fate plans to present scientific findings showing that a single administration of programmed peripheral blood cells resulted in a statistically-significant reduction in GvHD score and improvement in survival as compared to vehicle-treated peripheral blood cells in preclinical models.

•                  PUMA Study Reaches 70% of Target Enrollment. Fate is currently preparing a second interim data-cut from its ongoing Phase 2 PUMA study of PROHEMA in adult patients undergoing double umbilical cord blood transplantation for the treatment of hematologic malignancies. The Company expects to report additional data on neutrophil engraftment and severe infection-related adverse events from the PUMA study during the 2015 ASH Annual Meeting.

•                  Leadership Transition. On October 12, 2015, the Company announced that Scott Wolchko, a Fate founder and the Company’s Chief Operating & Financial Officer, will succeed Christian Weyer, M.D., M.A.S., as President and Chief Executive Officer, effective December 1. The Company also announced that Stewart Abbot, Ph.D. has been named Chief Development Officer after joining Fate earlier this year from Celgene Cellular Therapeutics, where he was instrumental in developing the company’s hematopoietic cell-based immuno-oncology programs and partnerships. Fate also announced the promotions of Daniel Shoemaker, Ph.D., who joined the Company in 2009, to Chief Scientific Officer, and Cindy Tahl, J.D., who joined the Company in 2009, to General Counsel.

Financial Results

•                  Cash Position: Cash and cash equivalents as of September 30, 2015 were $72.9 million, compared to $49.1 million as of December 31, 2014. The increase is primarily driven by net proceeds from the Company’s public offering of common stock in May 2015 and cash generated from entering into a research collaboration and license agreement with Juno Therapeutics in May 2015, offset by cash used to fund operating activities.

•                  Total Revenue: Revenue was $1.0 million for the third quarter of 2015, which was derived from the Company’s collaboration with Juno.

•                  Total Operating Expenses: Total operating expenses were $7.4 million for the third quarter of 2015, compared to $6.0 million for the third quarter of 2014. Operating expenses for the third quarter of 2015 include $0.6 million of stock compensation expense, compared to $0.5 million for the third quarter of 2014.

•                  R&D Expenses: Research and development expenses were $5.0 million for the third quarter of 2015, compared to $4.1 million for the third quarter of 2014. The increase in R&D expenses is primarily related to an increase in third-party professional consultant and service provider expenses to support the clinical development of PROHEMA, and an increase in personnel expense, including stock-based compensation expense, resulting from additional headcount to support the conduct of research activities.

•                  G&A Expenses: General and administrative expenses were $2.4 million for the third quarter of 2015, compared to $1.9 million during the third quarter of 2014. The increase in G&A expenses is primarily related to an increase in personnel expense, including stock-based compensation expense.

•                  Common Shares Outstanding: Common shares outstanding as of September 30, 2015 were 28.7 million compared to 20.6 million as of December 31, 2014. Common shares outstanding increased primarily as a result of the 6.9 million shares of the Company’s common stock issued pursuant to the May 2015 financing, and the 1.0 million shares of the Company’s common stock issued and sold to Juno pursuant to the collaboration.

Today’s Conference Call and Webcast

The Company will conduct a conference call on Tuesday, November 3, 2015 at 5:00 p.m. ET to report financial and operating results for the quarter ended September 30, 2015 and provide a corporate update. In order to participate in the conference call, please dial 1-877-303-6235 (domestic) or 1-631-291-4837 (international) and refer to conference ID 69345571. The live webcast can be accessed under “Events & Presentations” in the Investors & Media section of the Company’s website at www.fatetherapeutics.com. The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Fate Therapeutics, Inc.

Fate Therapeutics is a biopharmaceutical company dedicated to the development of programmed cellular immunotherapeutics for the treatment of cancer and immune disorders. The Company’s cell-based product pipeline is comprised of off-the-shelf immuno-oncology therapeutics, including NK- and T-cell-based candidates derived from induced pluripotent cells, and immuno-regulatory therapeutics, including hematopoietic cell-based candidates for protecting the immune system of patients undergoing hematopoietic cell transplantation and for suppressing auto-reactive T cells of patients with auto-immune disorders. Its adoptive cell therapy candidates are based on the Company’s novel ex vivo cell programming approach, which it applies to modulate the therapeutic function and direct the fate of immune cells. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s advancement of, and anticipated development and regulatory milestones and plans, related to the Company’s product candidates, clinical studies and partnerships. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that results observed in prior studies, including preclinical and clinical studies of PROHEMA and preclinical studies of PROTMUNE, will not be observed in ongoing or future studies involving these product candidates, the risk that the Company may cease or delay preclinical or clinical development activities for any of its existing or future product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities and requirements for regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that the Company’s strategic collaborations with Juno Therapeutics and with the University of Minnesota may not be successful or may be terminated for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed quarterly report, and from time to time the Company’s other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that we routinely communicate with our investors and the public using our company website (www.fatetherapeutics.com) and our investor relations website (ir.fatetherapeutics.com), including without limitation, through the posting of investor presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts on our websites. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Fate Therapeutics to review the information that we post on these websites on a regular basis. The contents of our website, or any other website that may be accessed from our website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)

Collaboration revenue	$1,026	$—	$1,355	$—
Operating expenses:
Research and development	5,003	4,080	14,428	12,570
General and administrative	2,351	1,904	7,797	6,391
Total operating expenses	7,354	5,984	22,225	18,961
Loss from operations	(6,328)	(5,984)	(20,870)	(18,961)
Other income (expense):
Interest income	4	—	7	1
Interest expense	(562)	(187)	(1,683)	(258)
Loss on extinguishment of debt	—	(432)	—	(432)
Total other expense, net	(558)	(619)	(1,676)	(689)
Net loss and comprehensive loss	$(6,886)	$(6,603)	$(22,546)	$(19,650)

Net loss per common share, basic and diluted	$(0.24)	$(0.32)	$(0.92)	$(0.96)

Weighted-average common shares used to compute basic and diluted net loss per share	28,650,356	20,489,181	24,404,740	20,435,073

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,857	$49,101
Accounts receivable	846	—
Prepaid expenses and other assets	482	760
Total current assets	74,185	49,861
Long-term assets	2,218	1,322
Total assets	$76,403	$51,183

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,597	$2,905
Long-term debt, current portion	6,494	1,535
Deferred revenue, current portion	2,451	—
Other current liabilities	54	130
Total current liabilities	12,596	4,570
Long-term debt, less current portion	12,635	18,073
Deferred revenue	5,460	—
Other long-term liabilities	717	200
Stockholders’ equity	44,995	28,340
Total liabilities and stockholders’ equity	$76,403	$51,183

Contact:
Jesse Baumgartner, Stern Investor Relations, Inc.
212.362.1200, jesse@sternir.com